UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported)
May 31, 2012

Valhi, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-5467	87-0110150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5430 LBJ Freeway, Suite 1700, Dallas, Texas		75240-2697
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code
(972) 233-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Note: Item 5.07 of this Form 8-K is amended to correct the list of re-elected directors.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The registrant held its 2012 annual meeting of stockholders on May 31, 2012.  At the 2012 annual meeting, the registrant’s stockholders voted on the three proposals described in detail in the registrant’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 10, 2012.  A fourth proposal was not acted upon because it was not properly presented at the meeting.  Stockholders present at the 2012 annual meeting, either in person or by proxy, represented 98.1% of the 113,036,483 shares eligible to vote at the meeting.

Proposal 1:  Election of Directors

The registrant’s stockholders re-elected Thomas E. Barry, Norman S. Edelcup, W. Hayden McIlroy, Glenn R. Simmons, Harold C. Simmons and Steven L. Watson as directors.  Each director nominee received votes “For” his re-election from at least 97.6% of the shares eligible to vote at the annual meeting.

Proposal 2:  2012 Director Stock Plan

The registrant’s stockholders approved the Valhi, Inc. 2012 Director Stock Plan.  The plan received the approval from 98.0% of the shares eligible to vote at the annual meeting.

Proposal 3:  Say-on-Pay, Nonbinding Advisory Vote Approving Executive Compensation

The registrant’s stockholders adopted a resolution, on a nonbinding advisory basis, approving the compensation of the registrant’s named executive officers as described in the registrant’s 2012 proxy statement.  The resolution received the approval from 98.0% of the shares eligible to vote at the annual meeting.

Proposal Not Acted Upon:  Stockholder Proposal that the Board of Directors Issue a Sustainability Report

The fourth proposal scheduled to be voted on at the annual meeting was a stockholder proposal that the board of directors issue a sustainability report to stockholders.  The State Comptroller of the State of New York in his capacity as sole Trustee of the New York State Common Retirement Fund submitted the proposal for inclusion in the proxy statement for the annual meeting.  However, no stockholder presented the proposal at the annual meeting.  As a result, the proposal was not properly presented at the annual meeting.  While no vote on this proposal will be officially recorded, the proposal would not have been approved had it been properly presented at the meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valhi, Inc.
(Registrant)

By: /s/ A. Andrew R. Louis
Date: June 1, 2012	A. Andrew R. Louis, Secretary